Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES B-1 NON-VOTING CONVERTIBLE PREFERRED STOCK

OF

EOS ENERGY ENTERPRISES, INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

The undersigned, Michael Silberman, the Secretary of Eos Energy Enterprises, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify, in the name of and on behalf of the Corporation, and as its corporate act, that in accordance with the Corporation’s Second Amended and Restated Bylaws (the “Bylaws”), the Board of Directors (the “Board”) of the Corporation has adopted the following preamble and resolution at a meeting of the Board held on June 21, 2024:

WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 16, 2020, as amended by that certain First Amendment to the Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on June 28, 2022 and that certain Second Amendment to the Third Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 8, 2024 (as amended, the “Restated Certificate”) provides for a class of shares of stock designated “Preferred Stock,” issuable from time to time in one or more series, and vests in the Board of the Corporation the authority to fix the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED that there shall be a series of Preferred Stock of the Corporation to be designated as follows and that the powers, preferences and relative, participating, optional or other rights of the shares of such series of Preferred Stock and the qualifications, limitations and restrictions thereof shall be as follows:

SECTION 1. Designation. There is hereby provided a series of Preferred Stock designated the Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”).

SECTION 2. Number. The number of shares constituting the Series B-1 Preferred Stock is fixed at thirty-one and nine hundred forty thousand sixty-three millionths (31.940063) shares.

SECTION 3. Definitions. For purposes of this Certificate of Designation the following definitions shall apply:

3.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

3.2 “Alternative Selection Deadline” shall have the meaning set forth in Section 15.1.

3.3 “Applicable Shares” shall have the meaning set forth in Section 9.3.

3.4 “Attribution Parties” shall have the meaning set forth in Section 7.3.

3.5 “Board” shall mean the Board of Directors of the Corporation.

3.6 “Board Observer” shall have the meaning set forth in Section 6.2(b).

3.7 “Buy-In” shall have the meaning set forth in Section 7.4(c).

3.8 “Change of Control” shall have the meaning set forth in Section 5.4.

3.9 “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by holders of a majority of the then-outstanding Investor Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

3.10 “Commission” means the “Securities and Exchange Commission.

3.11 “Common Stock” shall mean the Common Stock, $0.0001 par value per share, of this Corporation.

3.12 “Conversion Date” shall have the meaning set forth in Section 7.1.

3.13 “Conversion Price” shall mean the Original Issue Price divided by the Conversion Ratio.

3.14 “Conversion Ratio” shall have the meaning set forth in Section 7.2.

3.15 “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B-1 Preferred Stock in accordance with the terms hereof.

3.16 “Convertible Securities” shall have the meaning set forth in Section 9.1.

3.17 “Corporation” means Eos Energy Enterprises, Inc.

3.18 “Credit Agreement” shall have the meaning set forth in Section 6.3.

3.19 “Daily Failure Amount” means the product of (x) .005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

3.20 “Dispute Submission Deadline” shall have the meaning set forth in Section 15.2.

3.21 “Disputed Calculation” and “Disputed Calculations” shall have the meaning set forth in Section 15.1.

3.22 “Disputing Party” shall have the meaning set forth in Section 15.1.

3.23 “Disputing Party’s Selection List” shall have the meaning set forth in Section 15.1.

3.24 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

3.25 “Excluded Issuance” shall have the meaning set forth in Section 9.4.

3.26 “Final Selection Deadline” shall have the meaning set forth in Section 15.1.

3.27 “Investor Preferred Stock” shall have the meaning set forth in Section 6.3.

3.28 “Investor Related Parties” shall have the meaning set forth in Section 16.

3.29 “Investor Transactions” shall have the meaning set forth in Section 16.

3.30 “New Securities” shall have the manning set forth in Section 9.5(b).

3.31 “Original Issue Date” means the date this Certificate of Designation is filed with the Secretary of State of the State of Delaware.

3.32 “Original Issue Price” means $841,999.99 per share of the Series B-1 Preferred Stock.

3.33 “Person” and “Persons” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.

3.34 “Redemption Date” shall have the meaning set forth in Section 8.2.

3.35 “Redemption Notice” shall have the meaning set forth in Section 8.2.

3.36 “Redemption Price” shall have the meaning set forth in Section 8.1.

3.37 “Required Dispute Documentation” shall have the meaning set forth in Section 15.2.

3.38 “Responding Party” shall have the meaning set forth in Section 15.1.

3.39 “Responding Party’s Selection List” shall have the meaning set forth in Section 15.1.

3.40 “Securities” means any Common Stock or any equity interest of, or shares of any class in the capital stock (common, preferred or otherwise) of, the Corporation and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Corporation.

3.41 “Securities Act” means the Securities Act of 1933, as amended.

3.42 “Securities Purchase Agreement” shall have the meaning set forth in Section 6.3.

3.43 “Selection Deadline” shall have the meaning set forth in Section 15.1.

3.44 “Series B-1 Preferred Stock” shall have the meaning set forth in Section 1.

3.45 “Series B-1 Preferred Stock Register” shall have the meaning set forth in Section 7.5.

3.46 “Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

3.47 “Transfer Agent” means Continental Stock Transfer & Trust Company, the current transfer agent of the Corporation, or any successor transfer agent for the Corporation.

SECTION 4. Dividends. If and when the Board declares a dividend or distribution, other than a dividend or distribution for Common Stock or Convertible Securities, which shall be paid to the holders of Common Stock out of funds legally available for that purpose, the holders of shares of Series B-1 Preferred Stock shall be entitled to receive, dividends or distributions on each share of Series B-1 Preferred Stock equal to (on an as-if-converted-to-Common Stock basis and in the same form as) dividends or distributions actually paid on each share of the Common Stock. Such dividends or distributions will be paid to the holders of Series B-1 Preferred Stock when such dividends or distributions are paid on shares of the Common Stock. If the Corporation does not have sufficient funds, assets or surplus, as the case may be, to pay the dividend or distribution required by this Section 4 to holders of Series B-1 Preferred Stock, the dividend declared to holders of Common Stock shall be null and void in all respects.

SECTION 5. LIQUIDATION, DISSOLUTION OR WINDING UP.

5.1 In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the Series B-1 Preferred Stock shall be entitled to receive distribution of any of the assets or surplus funds of the Corporation pro rata with the holders of the Common Stock and any other Investor Preferred Stock (as defined below) so entitled, in an amount equal to such amount per share as would have been payable had all shares of Series B Preferred Stock been converted to Common Stock pursuant to Section 7 immediately prior to such liquidation, dissolution or winding up of the Corporation, which amounts shall be paid pari passu with all holders of Common Stock.

5.2 The dollar amounts specified in Section 5.1 shall be equitably adjusted in the event of any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock or the Series B-1 Preferred Stock and certain other issuances of equity which occur after the filing of this Certificate of Designation pursuant to Section 9 hereof.

5.3 Insofar as any distribution pursuant to Section 5.1 consists of property other than cash, the value thereof shall, for purposes of the provisions of Section 5.1, be the fair value at the time of such distribution, as determined in good faith by the Board, and provided that any securities shall be valued as follows:

(a) Securities not subject to investment letter or other similar restrictions on free marketability covered by (b) below:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the Closing Sale Price of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the date of distribution;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the date of distribution; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an Affiliate or former Affiliate) shall be to make an appropriate discount from the market value determined as above in (a) (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

5.4 In the event of (i) a merger or consolidation of the Corporation with any other corporation or other entity that results in the inability of the shareholders of the Corporation immediately preceding such merger or consolidation to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company, including any such merger or consolidation in which the holders receive cash, securities or other property for their shares, or (ii) the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation to a third party purchaser ((i) or (ii), a “Change of Control”), the Series B-1 Preferred Stock shall participate in any cash, securities or other property payable to the shareholders of the Corporation in or as a consequence of such Change of Control pro rata with the holders of Common Stock as if each share of Series B-1 Preferred Stock had been converted to Common Stock pursuant to Section 7 immediately prior to such event.

SECTION 6. Voting.

6.1 General. Except as required by applicable law and as set forth below, the holders of the Series B-1 Preferred Stock shall not be entitled as such to receive notice of or to attend any meeting of the stockholders of the Corporation or to vote at any such meeting or any matters of the Corporation.

6.2 Election of Directors; Board Observer Right.

(a) At all times when the holders of Investor Preferred Stock shall beneficially own at least ten percent (10%) of the capital stock of the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or the Common Stock), the holders of record of the shares of Investor Preferred Stock shall have the exclusive right, voting together as a separate class, to appoint and elect one (1) director of the Corporation. At all times when the holders of Investor Preferred Stock shall beneficially own at least fifteen percent (15%) of the capital stock of the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or the Common Stock), the holders of record of the shares of Investor Preferred Stock shall have the exclusive right, voting together as a separate class, to appoint and elect two (2) directors of the Corporation. At tall times when the holders of the Investor Preferred Stock shall beneficially own at least thirty percent (30%) of the capital stock of the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or the Common Stock), the holders of record of the shares of Investor Preferred Stock shall have the exclusive right, voting together as a separate class, to appoint and elect three (3) directors of the Corporation. At all times when the holders of Investor Preferred Stock beneficially own at least forty percent (40)% of the capital stock of the Corporation (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Preferred Stock or the Common Stock), the holders of record of the shares of Investor Preferred Stock shall have the exclusive right, voting together as a separate class, to nominate and designate a fourth director of the Corporation, provided, however, that any fourth director proposed to be appointed pursuant to this Section 6.2(a) would be subject to the reasonable, good faith review and determination of the nominating and corporate governance committee of the Board (the “Nominating Committee”) that the election of such director not result in either (i) the Corporation being in violation of any rules and regulations (including the independence and other director qualification requirements) of the Securities and Exchange Commission or any national securities exchange on which the Corporation’s securities are then listed or any other applicable law or (ii) a determination that such appointment would constitute a change in control of the Company under the Company’s governing documents or applicable law, in the case of each of the foregoing clauses (i) and (ii) as reasonably determined in good faith by the Nominating Committee upon the written advice of counsel (which such advice shall be shared with the holders of the Investor Preferred Stock) and any such director following appointment shall be designated by the Nominating Committee (or Board) to a class of common directors for approval by the stockholders of the Company at the applicable annual meeting of stockholders. In the event that any such fourth director designated pursuant to the foregoing sentence is not approved by the stockholders of the Company at the applicable annual meeting of stockholders, the holders of record of the shares of Investor Preferred Stock shall have the right to appoint and elect a replacement for such director, in each case pursuant to the Nominating Committee approval requirements set forth above, which such director following Nominating Committee approval shall be designated to the same class of common directors as the prior appointee for approval by the stockholders of the Company at the applicable annual meeting of stockholders to approve directors of such class. To the extent one or more directors are appointed and elected as provided in this Section 6.2(a) for each committee of the Board for which at least one such director is qualified under applicable law and the rules and regulations of any national securities exchange on which the Corporation’s securities are then listed to serve, the Board shall invite at least one such director, so qualified, to serve on such committee. The appointment and election of any director pursuant to this Section 6.2(a) may be made by, and only by, the affirmative vote of the holders of record of a majority of the Investor Preferred Stock, given either at a special meeting of such stockholders duly called by such stockholders for that purpose or pursuant to a written consent of such stockholders. Any director appointed and elected as provided in this Section 6.2(a) may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the Investor Preferred Stock, given either at a special meeting of such stockholders duly called by such stockholders for that purpose or pursuant to a written consent of such stockholders, and any such notification may be made by electronic mail directed to the Secretary of the Corporation. In the event that a director appointed and elected by the holders of Investor Preferred Stock resigns or is unable to serve as a member of the Board, the holders of record of the shares of Investor Preferred Stock shall have the exclusive right, voting together as a separate class, to appoint and elect a director to full such vacancy. Any appointment or removal of any director pursuant to this Section 6.2(a) shall be effective immediately upon delivery to the Corporation of a notification of the results of the applicable special meeting or upon delivery of the applicable written consent, as the case may be. If the holders of the Investor Preferred Stock fail to appoint a sufficient number of directors to fill all directorships for which they are entitled to appoint directors pursuant to this Section 6.2(a) (including following the removal or resignation of any such director or the inability of any such director to serve on the Board), then any directorship not so filled shall remain vacant until such time as the holders of the Investor Preferred Stock appoint and elect an individual to fill such directorship voting exclusively and together as a separate class, pursuant to the terms of this Section 6.2(a); and no such directorship may be filled other than by the holders of the Investor Preferred Stock, voting exclusively and together as a separate class, pursuant to the terms of this Section 6.2(a). For the avoidance of doubt, the rights provided by this Section 6.2(a) shall not be duplicative of similar rights provided in any other series of Investor Preferred Stock, and the holders of the Investor Preferred Stock, at any time, shall only be entitled to appoint and elect a maximum of four (4) directors of the Corporation pursuant to the designation rights provided by the certificates of designations governing the Investor Preferred Stock.

(b) At all times when the holders of Investor Preferred Stock have a right to appoint at least one (1) director under Section 6.2(a), the holders of Investor Preferred Stock share the right to appoint one non-voting observer to the Board (the “Board Observer”). The Board shall permit the Board Observer to attend all meetings of the Board and of any committee thereof as a non-voting observer, in each case to the extent permissible under applicable law or the rules and regulations of any national securities exchange on which the Corporation’s securities are then listed, and will give such individual notice of such meetings at the same time and in the same manner as notice is provided to the members of the Board. The Board Observer shall be entitled to concurrent receipt of any materials provided to the Board or any committee thereof, provided, that the Board Observer shall agree to hold in confidence and trust all information so provided; and provided further, that the Board may withhold any information and exclude the Board Observer from any meeting or portion thereof for any legitimate business or legal reason (as determined in the Board’s sole discretion). The Board will provide expense reimbursement to any Board Observer on the same basis as if such Board Observer were a director of the Corporation. For the avoidance of doubt, the rights provided by this Section 6.2(b) shall not be duplicative of similar rights provided in any other series of Investor Preferred Stock, and the holders of the Investor Preferred Stock, at any time, shall only be entitled to appoint one (1) Board Observer pursuant to the designation rights provided by the certificate of designations governing the Investor Preferred Stock.

(c) At all times when the holders of Investor Preferred Stock have a right to appoint at least one (1) director under Section 6.2(a), the holders of the Investor Preferred Stock shall, by exercise of any warrants issued to such holders pursuant to the Securities Purchase Agreement or conversion of the Investor Preferred Stock, be deemed to have agreed to not vote any shares of Common Stock they receive upon the conversion of any Investor Preferred Stock or the exercise of any warrants issued to such holders pursuant to the Securities Purchase Agreement in any election of directors.

6.3 Preferred Stock Protective Provisions. Until the later of (i) such time when the holders of Investor Preferred Stock shall no longer beneficially own at least 5% of the outstanding capital stock of the Corporation and (ii) June 21, 2029, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect or validate any of the following acts or transactions without (in addition to any other vote required by law or the Restated Certificate) the written consent or affirmative vote of a majority of the outstanding shares of preferred stock (the “Investor Preferred Stock”) issued pursuant to that certain Securities Purchase Agreement, dated as of June 21, 2024, by and among the Corporation and CCM Denali Equity Holdings, LP (the “Securities Purchase Agreement”) or that certain Credit and Guaranty Agreement, dated as of the date hereof, by and among the Corporation, the guarantors party thereto, the various lenders thereto and CCM Denali Debt Holdings, LP, as Administrative Agent and Collateral Agent (the “Credit Agreement”), and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect:

(a) liquidate, dissolve or wind-up the business and affairs of the Corporation or effect any event that requires a distribution to the Corporation’s stockholders in accordance with their liquidation preference, or any other merger, consolidation, statutory conversion, transfer, domestication or continuance;

(b) amend, alter, repeal or waive any provision of the Restated Certificate or Bylaws of the Corporation in a manner that would adversely affect the special rights, powers, preferences or privileges of the Preferred Stock (or any series thereof);

(c) create or issue or obligate itself to issue shares of, or reclassify, any capital stock of the Corporation, other than Excluded Issuances;

(d) increase or decrease the authorized number of shares of Preferred Stock, or create any additional class or series of capital stock of the Corporation (other than increases in the number of the authorized shares of Common Stock); or

(e) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, other than (i) redemptions of or dividends or distributions on the Investor Preferred Stock as expressly authorized herein or in the certificate of designations of any Investor Preferred Stock, and (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock;

provided, however, holders of the Investor Preferred Stock shall have the right set forth in Section 6.3(b) so long as any shares of Investor Preferred Stock remain outstanding.

SECTION 7. Conversion.

7.1 Conversions at Option of Holder. Each share of Series B-1 Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date and through the Maturity Date (as defined in the Credit Agreement), at the option of the holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio (as defined below). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Other than a conversion pursuant to Section 5.4 or Section 9.2, or following a notice provided for under Section 7.4(b) hereof, the Notice of Conversion must specify a number of shares of Series B-1 Preferred Stock to be converted. Conversion Shares issuable hereunder shall be transmitted by the Transfer Agent to the holder by either, as the Notice of Conversion so specifies, (i) by crediting the account of the holder’s (or its designee’s) balance account with The Depository Trust Company (“DTC”) through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Transfer Agent is then a participant in the DTC Fast Automated Securities Transfer Program (a “DWAC Delivery”) and such Conversion Shares may be so issued in compliance with the requirements of the Securities Act and DTC, or (ii) by physical or electronic delivery, at the election of the holder, of a book entry statement(s), registered in the name of the holder (or its designee), for the number of Conversion Shares to which the holder is entitled pursuant to such conversion to the address or e-mail, as applicable, specified by the holder in the Notice of Conversion. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by email to, and received during regular business hours by, an officer of the Corporation provided that, to the extent there are such officers, each such notice shall be sent to each of the chief executive officer, chief financial officer and general counsel of the Corporation; provided, further, that the original share certificate(s) (if applicable) representing such shares of Series B-1 Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original share certificate(s) (if applicable) of Series B-1 Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. No ink original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.

7.2 Conversion Ratio. Each share of Series B-1 Preferred Stock is convertible at a rate of one million (1,000,000) shares of Common Stock for each share of Series B-1 Preferred Stock, subject to adjustment as set forth in Section 9 below (this rate, as adjusted from time to time, the “Conversion Ratio”).

7.3 Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series B-1 Preferred Stock, and a holder shall not have the right to convert any portion of the Series B-1 Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such holder (together with such holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B-1 Preferred Stock beneficially owned by such holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 7.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 7.3, in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B-1 Preferred Stock and Warrant Shares (as defined in the Securities Purchase Agreement) issued pursuant to the Securities Purchase Agreement and Credit Agreement, by such holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the holder. The “Beneficial Ownership Limitation” shall initially be 49.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 7.3); provided, however, that by written notice to the Corporation, which will not be effective until the 61st day after such notice is delivered to the Corporation, the holder may waive or amend the provisions of this Section 7.3 to change the Beneficial Ownership Limitation to any other number less than or equal to 49.9%, and the provisions of this Section 7.3 shall continue to apply. The Corporation shall be entitled to rely on representations made to it by the holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, any holder may amend the Beneficial Ownership Limitation percentage with respect to such holder to any percentage that is lower than or equal to 49.9%. The provisions of this Section 7.3 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the Series B-1 Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.

7.4 Mechanics of Conversion

(a) Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than three (3) Trading Days after the applicable Conversion Date, or if the holder requests the issuance of physical certificate(s) for its Conversion Shares, two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series B-1 Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting holder a physical certificate or certificates (or electronic book entry statements) representing the number of Conversion Shares being acquired upon the conversion of shares of Series B-1 Preferred Stock or (b) in the case of a DWAC Delivery, electronically transfer such Conversion Shares by crediting the account of the holder’s (or its designee’s) prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates (or electronic book entry statements) are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates (or electronic book entry statements) for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such holder any original Series B-1 Preferred Stock certificate delivered to the Corporation and such holder shall promptly return to the Corporation any Common Stock certificates (or electronic book entry statements) or otherwise direct the return of any shares of Common Stock delivered to the holder through the DWAC system, representing the shares of Series B-1 Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(b) Obligation Absolute. Subject to Section 7.3 hereof and subject to holder’s right to rescind a Notice of Conversion pursuant to Section 7.4(a) above, the Corporation’s obligation to issue and deliver (or cause the Transfer Agent to deliver) the Conversion Shares upon conversion of Series B-1 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such Conversion Shares. Subject to Section 7.3 hereof and subject to holder’s right to rescind a Notice of Conversion pursuant to Section 7.4(a) above, in the event a holder shall elect to convert any or all of its Series B-1 Preferred Stock, the Corporation may not refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to holder, restraining and/or enjoining conversion of all or part of the Series B-1 Preferred Stock of such holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B-1 Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 7 hereof and subject to holder’s right to rescind a Notice of Conversion pursuant to Section 7.4(a) above, issue Conversion Shares upon a properly noticed conversion. If the Corporation fails to deliver (or cause the Transfer Agent to deliver) to a holder such certificate or certificates (or book entry statements), or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 7.4(a) on or prior to the fifth (5th) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by holder to the Corporation), then, unless the holder has rescinded the applicable Notice of Conversion pursuant to Section 7.4(a) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such holder an amount payable, at the holder’s option, either (a) in cash or (b) to the extent that it would not cause the holder or its Attribution Parties to exceed the Beneficial Ownership Limitation, in shares of Common Stock that are valued for these purposes at the Closing Sale Price on the date of such calculation, in each case equal to the product of (x) the number of Conversion Shares required to have been issued by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Trading Days actually lapsed after such fifth (5th) Trading Day after the Share Delivery Date during which such certificates (or book entry statements) have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered; provided, however, the holder shall only receive up to such amount of shares of Common Stock such that holder and its Attribution Parties and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than the Beneficial Ownership Limitation. Nothing herein shall limit a holder’s right to pursue actual damages for the Corporation’s failure to deliver (or failure to cause the Transfer Agent to deliver) Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided, that holder shall not receive duplicate damages for the Corporation’s failure to deliver (or failure to cause the Transfer Agent to deliver) Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(c) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver (or cause the Transfer Agent to electronically deliver) to a holder the applicable certificate or certificates or book entry statement or statements or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 7.4(a) (other than a failure caused by incorrect or incomplete information provided by holder to the Corporation), and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series B-1 Preferred Stock equal to the number of shares of Series B-1 Preferred Stock submitted for conversion or deliver to such holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied (or caused the Transfer Agent to timely comply) with its delivery requirements under Section 7.4(a). For example, if a holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series B-1 Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver (or cause the Transfer Agent to deliver) certificates (or book entry statements) representing shares of Common Stock upon conversion of the shares of Series B-1 Preferred Stock as required pursuant to the terms hereof; provided, however, that the holder shall not be entitled to both (i) require the reissuance of the shares of Series B-1 Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied (or caused the Transfer Agent to timely comply) with its delivery requirements under Section 7.4(a).

(d) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B-1 Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series B-1 Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 9) upon the conversion of all outstanding shares of Series B-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B-1 Preferred Stock. As to any fraction of a share which a holder would otherwise be entitled to receive upon such conversion, such fraction shall be rounded down to the next whole share.

(f) Transfer Taxes. The issuance of certificates (or book entry statements) for shares of the Common Stock upon conversion of the Series B-1 Preferred Stock shall be made without charge to any holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates (or book entry statements), provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate (or book entry statement) upon conversion in a name other than that of the registered holder(s) of such shares of Series B-1 Preferred Stock and the Corporation shall not be required to issue or deliver such certificates (or book entry statements) unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(g) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B-1 Preferred Stock being converted shall be deemed converted into shares of Common Stock; (ii) the holders of such converted shares shall assume the rights, privileges, and obligations of a holder of Common Stock of the Corporation; and (iii) the holder’s rights as a holder of such Converted Shares of Series B-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates (or book-entry statements) or otherwise electronic delivery for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B-1 Preferred Stock.

7.5 Register. The Corporation or the Transfer Agent shall maintain a register for the recordation of the names and addresses of the holders of each share of the Series B-1 Preferred Stock (the “Series B-1 Preferred Stock Register”). The Corporation may deem and treat the registered holder as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B-1 Preferred Stock in the Series B-1 Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the holder thereof, to the Corporation at its address specified herein. Upon any such registration or transfer, a new certificate evidencing the shares of Series B-1 Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring holder, in each case, within three (3) Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all holders from time to time and shall be enforceable by any such holder.

SECTION 8. Redemption

8.1 Redemption and Redemption Price. At any time after June 21, 2029 any holder of the shares of Series B-1 Preferred Stock may, at its option, require the Corporation to redeem the Series B-1 Preferred Stock, in whole or in part, owned by such holder at the Redemption Price (as defined below); provided, however, that the Corporation shall not redeem or be required to redeem any shares of Series B-1 Preferred Stock or give notice of any redemption unless the Corporation has sufficient and lawful funds to redeem the shares to be redeemed. The redemption price per share of the Series B-1 Preferred Stock shall be an amount per share equal to the greater of (i) the Original Issue Price plus all accrued and unpaid dividends thereon, up to and including the Redemption Date and (ii) the number of shares of Common Stock issuable pursuant to the Conversion Ratio multiplied by the average of the Closing Sale Price of the Common Stock for the five (5) Business Days immediately prior to the date of the Redemption Notice (defined below) plus all accrued and unpaid dividends thereon, up to and including the Redemption Date (the “Redemption Price”). The Redemption Price must be paid in cash.

8.2 Redemption Notice. A holder of Series B-1 Preferred Stock shall, not less than thirty (30) days nor more than sixty (60) days prior to the date of redemption, give written notice to the Corporation of the shares of Series B-1 Preferred Stock required to be redeemed. For purposes of this Certificate of Designation, the date upon which a holder of Series B-1 Preferred Stock desires the redemption to take effect, shall be the “Redemption Date,” and the written notice given by a holder of Series B-1 Preferred Stock to the Corporation in connection with such redemption, shall be the “Redemption Notice.” The Redemption Notice shall state the total number of shares required by the holder of Series B-1 Preferred Stock to be redeemed and the Redemption Date. Promptly following receipt of a Redemption Notice given by a holder of Series B-1 Preferred Stock, the Corporation shall notify such holder of the time, place and manner in which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series B-1 Preferred Stock required to be redeemed.

8.3 Payment of Redemption Price and Surrender of Stock. On the Redemption Date, the Redemption Price of the Series B-1 Preferred Stock required by the holder thereof to be redeemed shall be payable to the holder(s) of the Series B-1 Preferred Stock being so redeemed. On or before the Redemption Date, each holder of Series B-1 Preferred Stock required by the holder thereof to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the notice of the Corporation described in Section 8.2 above, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.

8.4 Termination of Rights. If the Redemption Notice is duly given, and if at least ten (10) days prior to the Redemption Date the Redemption Price is either paid or made available for payment through the arrangement specified in Section 8.5 below, then notwithstanding that the certificates evidencing any of the shares of Series B-1 Preferred Stock so called for redemption by the Corporation or required by a holder thereof to be redeemed, as the case may be, have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.

8.5 Deposit of Funds. At least ten (10) days prior to the Redemption Date, the Corporation may, but shall not be obligated to, deposit with any bank or trust company in San Francisco, California, having a capital and surplus of at least $1 billion as a trust fund, a sum equal to the aggregate Redemption Price of all shares of the Series B-1 Preferred Stock called for redemption by the Corporation or required by a holder thereof to be redeemed, as the case may be, and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date or prior thereto, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit, if made, shall constitute full payment of the shares of Series B-1 Preferred Stock to their holders, and from and after the date of such deposit (even if prior to the Redemption Date), the shares of Series B-1 Preferred Stock shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any monies so deposited and unclaimed at the end of one (1) year from the Redemption Date shall be released or repaid to the Corporation, after which the holders of shares of Series B-1 Preferred Stock called for redemption by the Corporation or required by a holder thereof to be redeemed, as the case may be, shall be entitled to receive payment of the Redemption Price only from the Corporation.

SECTION 9. Anti-Dilution Adjustments.

9.1 Stock Dividends, Splits, Etc. If the Corporation declares or pays a dividend or distribution on the outstanding shares of Common Stock or securities convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock (“Convertible Securities”) then the Conversion Ratio shall be increased by the total shares of Common Stock issued (or issuable in the case of Convertible Securities) that would have been issued to a holder of the number of shares of Common Stock equal to the Conversion Ratio immediately prior to such dividend or distribution. If the Corporation subdivides the Common Stock by reclassification or otherwise into a greater number of shares, then the Conversion Ratio shall be proportionately increased, provided the Original Issue Price shall remain the same. If the outstanding shares of the Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Conversion Ratio shall be proportionately decreased, provided the Original Issue Price shall remain the same.

9.2 Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of Common Stock are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Corporation securities of a different class and/or series, then from and after the consummation of such event, a share of Series B-1 Preferred Stock shall be convertible into the number, class and series of Corporation securities that a holder of the number of shares of Common Stock equal to the Conversion Ratio immediately prior to such reclassification, exchange, combination or substitution would have received, provided the Original Issue Price shall remain the same, subject to further adjustment thereafter from time to time in accordance with the provisions hereof. The provisions of this Section 9.2 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

9.3 Adjustment for Issuance of Applicable Shares. If the Corporation shall issue or sell any shares of Common Stock (other than shares included in the Excluded Issuances, as defined below) (“Applicable Shares”), or options, warrants, or Convertible Securities or similar instruments exercisable or otherwise convertible or exchangeable for Applicable Shares, in each case without consideration or for a consideration per share initially deliverable upon issuance, conversion or exchange of such securities less than the then applicable Conversion Price, then effective immediately upon such issuance or sale, the Conversion Ratio shall be increased, and shall not be reduced, in accordance with the following formula:

CR1 = CR0 x [(OS + D) / (OS + PS)]

CR1	=	the new Conversion Ratio

CR0	=	the then applicable Conversion Ratio

OS	=	the number of shares of Common Stock outstanding immediately prior to the issuance of such securities

D	=	the maximum number of shares of Common Stock deliverable upon issuance of such securities

PS	=	the aggregate number of shares of Common Stock which the aggregate amount of consideration received by the Corporation upon such issuance or sale would have purchased at the Conversion Price

9.4 Exceptions to Adjustments. Except as specifically provided for herein, there shall be no adjustment or readjustment to the Conversion Ratio in the following circumstances (each of the following, an “Excluded Issuance”): (1) securities issued to the Corporation’s lenders pursuant to the Credit Agreement or Securities Purchase Agreement or upon the exercise of warrants or conversion of preferred stock issued to the Corporation’s lenders pursuant to the Credit Agreement or Securities Purchase Agreement; (2) upon conversion, exercise or exchange of securities, including convertible debt securities and convertible debt securities issued as payment-in-kind interest thereon, outstanding prior to the date of this Certificate of Designation without alteration; (3) pursuant to agreements in effect as of date of this Certificate of Designation (provided that such agreements are not amended, amended and restated, modified or supplemented after the date of this Certificate of Designation to increase the number of securities, reduce the consideration payable in connection with such securities, or otherwise change the terms of such agreements so as to have a dilutive effect on this Certificate of Designation (or any securities issued or issuable hereunder)); (4) the issuance of Common Stock (or options or other similar instruments convertible into Common Stock) to the Corporation’s management, directors or other service providers pursuant to compensation and incentive programs approved by the Board; and (5) the issuance of Common Stock pursuant to any registered offering of Common Stock or a private placement of Common Stock in accordance with the exemptions provided under Section 4(a)(2) of the Securities Act, each as principally for bona fide equity financing purposes; provided, however, that clause (5) of the definition of Excluded Issuance shall only be an Excluded Issuance for the purposes of Section 6.3(c) of this Certificate of Designation (and, for the avoidance of doubt, not an “Excluded Issuance” for any other purposes (including, without limitation, any anti-dilution adjustments in this Certificate of Designation)).

9.5 Expiration of Securities. Expiration of Securities. Upon the expiration or termination of any unexercised options, warrants, or Convertible Securities or similar instruments exercisable or otherwise convertible or exchangeable for Applicable Shares (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Ratio, the Conversion Ratio shall be readjusted to such Conversion Ratio as would have been in effect had such options, warrants, or Convertible Securities or similar instruments exercisable or otherwise convertible or exchangeable for Applicable Shares (or portion thereof) never been issued.

9.6 Pre-emptive Rights.

(a) If the Corporation proposes to offer or sell any New Securities (as defined below), the Corporation shall first offer such New Securities to the holders of the Series B-1 Preferred Stock. The holder shall be entitled to participate in the such offering of New Securities (the “Offering”) on a pro rata basis, determined by dividing (i) the number of shares of Series B-1 Preferred Stock, on as converted basis, held by the holder, by the (ii) total number of shares of Common Stock issued and outstanding at the time of such offering plus the number of shares of Series B Preferred Stock outstanding, on an as converted basis. The Corporation shall give notice (the “Offer Notice”) to the Purchaser, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities, provided that if the New Securities are to be sold in an underwritten public offering, the price with respect to such New Securities shall be such public offering price that the Corporation anticipates in such offering, as determined by the Corporation in good faith at the time of the Offer Notice. The holder may elect by written notice delivered to the Corporation within two (2) Business Days, or, in the case of a registered offering, one (1) Business Day, of the date the Offer Notice is given to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that shares of Common Stock then held by the holder (including all shares of Common Stock represented by Preferred Stock or other Convertible Securities) bears to the total number of shares of Common Stock of the Corporation then outstanding; provided that, if such holder elects to participate in the Offering pursuant to this Section 9.6, upon the request of the holder, the Corporation shall be required to extend the closing for the holder’s purchase of New Securities in the Offering to a date selected by such holder, which date shall be no later than the date that is ten (10) Business Days following the closing of the Offering.

(b) For the purposes of Section 9.6(a), “New Securities” shall mean any Securities other than (i) Common Stock or Convertible Securities to give effect to the transactions contemplated under the Securities Purchase Agreement and Credit Agreement; (ii) Common Stock, Convertible Securities, or Common Stock issuable upon exercise of options or restricted stock under the Corporation’s equity plans; (iii) Common Stock upon the conversion, exchange or exercise of any Convertible Securities; (iv) Common Stock issuable upon stock dividend or distribution, stock split, share subdivision, recapitalization, reclassification or similar transaction affecting the holders of Common Stock on a pro rata basis or (v) Common Stock issuable pursuant to the adjustments provided in Section 9 hereof and similar provisions contained in equity issued pursuant to the Securities Purchase Agreement and Credit Agreement.

9.7 Certain Events. If any event of the type contemplated by the provisions of this Section 9.7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment to the Conversion Ratio so as to protect the rights of the holders of the Series B-1 Preferred Stock in a manner consistent with the provisions of this Section 9.7; provided, that no such adjustment pursuant to this Section 9.7 shall decrease the Conversion Ratio or decrease the Original Issue Price.

9.8 Calculations. All calculations under this Section 9.8 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 9.8, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

9.9 Notice of Adjustments. Whenever the Conversion Ratio is adjusted as provided under this Section 9.9, the Corporation shall, as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware), provide a written notice to the holders of the Series B-1 Preferred Stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Ratio was determined and setting forth the adjusted applicable Conversion Ratio.

SECTION 10. No Re-issuance of Preferred Stock. No shares of Series B-1 Preferred Stock redeemed, purchased or acquired by the Corporation shall be reissued, and all such shares shall be canceled and eliminated from the shares the Corporation shall be authorized to issue.

SECTION 11. Amendment, Supplement and Waiver. Without the consent of a majority of holders of the Series B-1 Preferred Stock, the Corporation may amend or supplement this Certificate of Designation to make any change that would grant any additional rights or benefits to the holders of the Series B-1 Preferred Stock or that does not affect the legal rights under this Certificate of Designation of any such holder.

SECTION 12. Lost or Mutilated Series B-1 Preferred Stock Certificate. If a holder’s Series B-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures as the Corporation may prescribe.

SECTION 13. No Impairment. The Corporation will not, by amendment of its Restated Certificate or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders against impairment.

SECTION 14. SEverability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

SECTION 15. Dispute Resolution.

15.1 Submission to Dispute Resolution. In the case of a dispute relating to a Closing Sale Price, Conversion Ratio, Original Issue Price, Redemption Price, Buy-In and fair market value or any other computation required to be made hereunder (each of the foregoing a “Disputed Calculation” and together the “Disputed Calculations”) or the arithmetic calculation of any of the foregoing (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Corporation or the applicable holder (as the case may be) (the “Disputing Party”) shall notify the other party (the “Responding Party”) of the dispute via electronic mail (A) if by the Corporation, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by such holder at any time after such holder learned of the circumstances giving rise to such dispute. If the Disputing Party and the Responding Party are unable to promptly resolve such dispute relating to such Disputed Calculation, or the arithmetic calculation of such Disputed Calculation (as the case may be), at any time after the fifth (5th) Business Day following such initial notice by the Disputing Party to the Responding Party, then the Disputing Party may select and submit to the Responding Party via electronic email a list of independent, reputable investment banks to resolve such dispute (the “Disputing Party’s Selection List”). If the Responding Party objects to all such independent, reputable investment banks included in the Disputing Party’s Selection List, then the Responding Party may submit to the Disputing Party via electronic mail an alternative list of independent, reputable investment banks (the “Responding Party’s Selection List”) within ten (10) Business Days of receiving the Disputing Party’s Selection List. If the Disputing Party objects to all such independent, reputable investment banks on the Responding Party’s Selection List, then the Disputing Party must notify the Responding Party via electronic mail of such objection within ten (10) Business Days of receiving the Responding Party’s Selection List (the “Selection Deadline”). Following which, each of the Disputing Party and the Responding Party shall select an independent, reputable investment bank within five (5) Business Days of the Selection Deadline (the “Alternative Selection Deadline”), and the two selected independent, reputable investment banks shall have five (5) Business Days from the Alternative Selection Deadline to select a third independent, reputable investment bank to resolve the dispute (the “Final Selection Deadline”). The Disputing Party and the Responding Party shall take all such reasonable steps necessary to jointly engage the appointed bank as shortly thereafter as reasonably possible, and in any event, within ten (10) Business Days of the Final Selection Deadline.

15.2 The Disputing Party and the Responding Party shall each deliver to the investment bank engaged pursuant to the procedures set forth in Section 15.1 (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of Section 15.1 and (B) written documentation supporting such respective party’s position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was engaged (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Disputing Party and the Responding Party fails to raise any claims in the Required Dispute Documentation it submits by the Dispute Submission Deadline, then the party who fails to raise such claim in the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) raise such claim to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the claims raised in the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Disputing Party and the Responding Party or otherwise requested by such investment bank, neither the Disputing Party nor the Responding Party shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

15.3 The Disputing Party and the Responding Party shall use their reasonable best efforts to cause the investment bank engaged pursuant to Section 15.1 to determine the resolution of such dispute and notify the Disputing Party and the Responding Party of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Corporation, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

15.4 Notwithstanding anything to the contrary set forth in this Section 15, nothing in this Section 15 shall limit a holder’s right to pursue any and all remedies available to it, at law, in equity or otherwise, including, without limitation, any action seeking the entry of an order specifically enforcing the terms and conditions hereof, granting injunctive relief and/or awarding damages arising from any breach or threatened breach of this Section 15 or any other Section hereof. Any holder may choose to seek an alternative remedy in lieu of or in addition to effectuating the dispute resolution procedures provided in this Section 15 by providing written notice to the Corporation of its intent to do so at any time prior to the Selection Deadline..

SECTION 16. CORPORATE OPPORTUNITIES. Notwithstanding anything contained herein or in any other Transaction Documents (as defined in the Securities Purchase Agreement), each of the holders of Investor Preferred Stock, any of their respective Affiliates and any of its or their respective directors, officers, employees and consultants, including any director appointed to the Board pursuant to Section 6.2(a) (collectively, the “Investor Related Parties”), may freely offer to any other Person or effect on behalf of itself or any other Person any other investment or business opportunity or prospective economic advantage, including those competitive with the business of the Corporation, or other transactions in which the Corporation, its subsidiaries, any member of the Board or any other shareholder of the Corporation may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Person (“Investor Transactions”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Investor Related Party expressly and solely in such Investor Related Party’s capacity as a director of the Corporation, in each case without any prior Corporation, Board or stockholder notification or approval; provided, that if the Corporation, to the Investor Related Party’s knowledge, is considering the same Investor Transaction, the Investor Related Party will promptly notify the Corporation of its interest in such Investor Transaction and cause each member of the Board that is an Investor Related Party to recuse himself from all Board discussions and activities relating to such Investor Transaction. Without limiting the generality of the foregoing, the Corporation agrees and acknowledges that Investor Related Parties and their respective Affiliates may have both passive and non-passive interests in Persons deemed competitors of the Corporation, and that the provisions of the immediately preceding sentence shall be applicable to such competitors, their respective Affiliates and any of their respective directors, officers and employees in respect thereof. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 16.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by the below named officer of the Corporation.

Dated: September 11, 2024

EOS ENERGY ENTERPRISES, INC.
a Delaware corporation

By:	/s/ Michael Silberman
Name:	Michael Silberman
Title:	Secretary

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